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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 21, 2005

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation)
000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)
337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 (Address of Principal Executive Offices) (Zip Code)
(905) 726-2462 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Magna Entertainment Corp. (the "Corporation") today announced that as part of its strategic plan, its Board of Directors approved a recapitalization plan (the "Recapitalization Plan") and that in connection with the Recapitalization Plan it has entered into two binding term sheets for credit facilities with a subsidiary of MI Developments Inc. ("MID"). The first term sheet effectively replaces the existing U.S. $77 million construction loan commitment for The Meadows racetrack and slots facility in Pennsylvania (the "Meadows Construction Loan") with a loan in the principal amount of up to U.S. $34.2 million to fund the development, design and construction of an alternative gaming facility at Remington Park in Oklahoma. In addition, certain terms of the existing U.S. $115 million loan agreement for the Gulfstream project financing announced in December 2004 (the "Gulfstream Construction Loan") will be amended. The second term sheet is for a bridge loan for a non-revolving general credit facility of up to U.S. $100 million (the "Bridge Loan"). The term sheets have been approved by the Board of Directors of the Corporation upon the recommendation of its committee of independent directors (the "Special Committee"). MID is the controlling stockholder of the Corporation, owning approximately 59% of the Corporation's equity securities and 96% of the votes attached to the Corporation's voting securities.

Recapitalization Plan

The Recapitalization Plan is intended to recapitalize the Corporation's balance sheet over the next 12 months through the sale of certain non-strategic real estate, racetracks and other assets to generate proceeds of approximately U.S. $150 million, with proceeds realized from those asset sales being applied to reduce debt (including the Bridge Loan). The recently announced proposed sale by the Corporation of the racetrack at Flamboro Downs is the first of such asset dispositions. The Recapitalization Plan also contemplates a possible partnership to pursue alternative gaming opportunities at the Corporation's racetracks, and the possible raising of equity in 2006. The proceeds of such an equity offering would be used to further reduce debt and for general corporate purposes.

Revised Project Financing Facilities

The loan in the principal amount of U.S. $34.2 million (plus costs and capitalized interest) for capital expenditures related to an alternative gaming facility to be built at Remington Park racetrack in Oklahoma (the "Remington Construction Loan") effectively replaces the previously announced U.S. $77 million Meadows Construction Loan. No advances were made under the Meadows Construction Loan. The Remington Construction Loan will be made available by MID, through a subsidiary, to the wholly-owned subsidiary of the Corporation that operates Remington Park. Advances under the loan will be made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of an alternative gaming facility at Remington Park (including the purchase and installation of electronic gaming machines).

The Remington Construction Loan has a term of 10 years from the completion date for the alternative gaming facility at Remington Park, which is anticipated to occur by November 2005. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% above MID's notional per annum cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the Remington Construction Loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest on the Remington Construction Loan will be capitalized. Commencing January 1, 2007, the borrower will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on such date. Following the completion of the alternative gaming facility, certain cash from the operations of the borrower must be used to pay capitalized interest on the Remington Construction Loan plus a portion of the principal under the loan equal to the capitalized interest on the Gulfstream Construction Loan. The Remington Construction Loan has pre-payment rights similar to those under the Gulfstream Construction Loan.

The Remington Construction Loan will be secured by all of the assets of the borrower, excluding licences and permits, and will be guaranteed by the Corporation (until the alternative gaming facility at Remington Park is completed, provided that under the Remington Construction Loan no event of default or unmatured event of default will have occurred and be continuing on such date) and its subsidiaries that own Gulfstream Park and the Palm Meadows training center. The Remington Construction Loan will also be secured by second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows training center and by a pledge of the shares of the owner of the Palm Meadows training center (in each case behind the security granted for the Gulfstream Construction Loan). Both the Remington Construction Loan and the Gulfstream Construction Loan will contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Construction Loan and the Remington Park borrower's guarantee of the Gulfstream Construction Loan are both subject to regulatory and other approvals. The closing of the Remington Construction Loan will be held in escrow pending regulatory approval. In connection with the Remington Construction Loan, the Gulfstream Construction Loan will be amended to, among other things, add the subsidiaries of the Corporation that own Remington Park and the Palm Meadows training center as guarantors (together with security in their respective real property, subject to certain approvals), shorten the interest deferral period to one year and to amend certain restrictive covenants.

The funding of the Remington Construction Loan is subject to certain conditions, including termination of the Meadows Construction Loan commitment, MID's receipt of certain appraisals and environmental reports, the execution of intercreditor agreements and the satisfaction of certain other customary conditions.

In addition to other standard events of default, failure to open the Remington alternative gaming facility to the public (with substantial completion of the related construction and no fewer than 650 electronic gaming devices in operation) by February 1, 2006 will constitute an event of default under the Remington Construction Loan.

Bridge Loan

In order to facilitate the orderly implementation of the Corporation's strategic plan, MID will, through a subsidiary, make U.S. $50 million available to the Corporation on the closing of the Bridge Loan, with a second tranche of U.S. $25 million made available on or after October 17, 2005 and a third tranche of U.S. $25 million made available on or after January 16, 2006. The availability of the second and third tranches will be subject to a number of conditions, including the Corporation's achievement of milestones under the Recapitalization Plan, specifically related to progress in asset sales efforts, pursuit of a gaming partnership, and achievement of certain EBITDA targets for the third and fourth quarters of 2005. Specific milestones for the availability of the second tranche of the Bridge Loan include the sale or active pursuit of the sale of assets for net proceeds before debt repayment of not less than U.S. $50 million, the establishment, to the satisfaction of the lender, of a process to pursue a gaming transaction with one or more reputable gaming companies, and meeting, to the satisfaction of the lender, a specified EBITDA target for the third quarter of 2005. Specific milestones for the availability of the third tranche of the Bridge Loan include the sale or agreements to sell assets resulting in sufficient proceeds to permit a repayment of not less than U.S. $25 million under the Bridge Loan, the sale or active pursuit of the sale of assets resulting in net proceeds before debt repayment of not less than U.S. $50 million (in addition to the U.S. $50 million milestone for the second tranche), and meeting, to the satisfaction of the lender, a specified EBITDA target for the fourth quarter of 2005.

The Bridge Loan will be for a term ending on the last day of the thirteenth month from its closing date. An arrangement fee of U.S. $1 million is payable on closing, and an additional arrangement fee of U.S. $500,000 is payable on each date (if any) on which any or all of the second or third tranche of the Bridge Loan is made available to the Corporation. There is a commitment fee of 1.00% per year on the undrawn portion of the U.S. $100 million maximum amount of the loan commitment, payable quarterly in arrears. At the option of the Corporation, the Bridge Loan will bear interest either at: (1) floating rate, with annual interest equal to the greater of (a) the Bank of Montreal U.S. Base Rate, as announced from time to time, plus 5.50% and (b) 9.00% (with interest in each case payable monthly in arrears); and/or (2) fixed rate with annual interest equal to the greater of: (a) LIBOR plus 6.50% and (b) 9.00%, subject to certain conditions. In the event of a default, the rate of interest will increase to 15% per annum, compounded monthly. The Bridge Loan may be repaid at any time by the Corporation, in whole or in part, without penalty.

The Bridge Loan will require that the net proceeds of any equity offering by the Corporation be used to reduce outstanding indebtedness under the Bridge Loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the Bridge Loan or other specified indebtedness.

It is a condition of the closing of the Bridge Loan that the Corporation's senior secured revolving credit facility in the amount of U.S. $50 million be amended so that the facility expires no earlier than 12 months after the closing.

The Bridge Loan will be secured by all of the assets of the Corporation and guaranteed by certain subsidiaries of the Corporation. The guarantees will be secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream Construction Loan), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, the Corporation will pledge the shares and licences of certain subsidiaries of the Corporation (or provide negative pledges where a pledge is not available due to regulatory constraints or due to a prior pledge to an existing third party lender). The guarantee of the Bridge Loan by the Corporation's subsidiaries operating The Meadows is subject to regulatory approval. The Corporation will also assign all inter-company loans made between the Corporation and its subsidiaries and all insurance proceeds to MID's subsidiary, and will take out title insurance for all properties subject to registered security. The Bridge Loan will be crossdefaulted to all other obligations of the Corporation and its subsidiaries to the lender. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200 million for the redevelopment of The Meadows.

The funding of the Bridge Loan is subject to certain conditions, including MID's satisfaction with the Recapitalization Plan, MID's receipt and satisfaction of certain appraisals and environmental reports, MID's satisfaction of amendments of certain of the Corporation's existing credit facilities, the execution of intercreditor agreements and the satisfaction of certain other customary conditions.

The term sheet contemplates that the Bridge Loan will contain standard positive and negative covenants, including restrictions on investments and acquisitions by the Corporation. In addition, the Bridge Loan will require Santa Anita Park and Golden Gate Fields to maintain certain minimum EBITDA targets.

Special Committee Process

Consideration of the Remington Construction Loan, the amendment to the Gulfstream Construction Loan and the Bridge Loan (collectively, the "Loan Transactions") by the Corporation was supervised by the Special Committee, which consisted of John R. Barnett (Chairman), and Jerry D. Campbell, Louis E. Lataif, William J. Menear and Gino Roncelli. The approval of the Corporation's Board of Directors followed a favourable recommendation of the Special Committee.

The Special Committee's mandate was to review, consider and make recommendations to the Board of Directors of the Corporation in respect of the related party transactions of the Corporation with its controlling shareholder. The Corporation's Board of Directors determined that each of the members of the Special Committee is independent of the management of the Corporation and of MID and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of the Corporation in respect of the Loan Transactions.

The Special Committee retained Stikeman Elliott LLP as its independent legal advisor and RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, to act as its independent financial advisor to assist it in its deliberations in respect of the Loan Transactions.

The Special Committee formally met 11 times to discuss the Loan Transactions and alternative transactions and members of the Special Committee had informal discussions among themselves and with their advisors on a number of other occasions. The Special Committee supervised and provided guidance to management of the Corporation engaged in negotiating the Loan Transactions with MID.

Management of the Corporation has considered alternative financing transactions available to the Corporation at this time with third parties and concluded that the Loan Transactions are on reasonable commercial terms and are not less advantageous to the Corporation than if the Loan Transactions were obtained from a person or company dealing at arm's length with the Corporation. Management of the Corporation has reported to the Special Committee and its financial advisors the alternate financing transactions it has considered and its conclusions stemming from such review. The Special Committee has also received advice from RBC to assist it in its determination as to whether the financial terms of the Bridge Loan and the Remington Construction Loan (collectively, the "Loan Facilities"), taken together, are commercially reasonable and not less advantageous to the Corporation than if such loans were obtained from a person or company dealing at arm's length with the Corporation.

Based upon the advice the Special Committee received from management of the Corporation, its own review and consideration of the Loan Transactions and the advice from its legal and financial advisors, the Special Committee concluded that: (i) the Loan Facilities, taken together, are on reasonable commercial terms that are not less advantageous to the Corporation than if such Loan Facilities were obtained from a person or company at arm's length with the Corporation; and (ii) the Loan Transactions are in the best interest of the Corporation, and unanimously recommended that the Board of Directors of the Corporation approve the Loan Transactions.

On the basis of advice received from the Special Committee and its own consideration of the Loan Transactions, the Board of Directors of the Corporation approved the Loan Transactions.

Formal Valuation and Minority Approval Exemptions

The Corporation is not required to obtain a formal valuation in respect of the Loan Transactions as the Loan Transactions are related party transactions that are described in paragraphs (j) and (l) of the definition of related party transaction in Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions (the "Rule"). Subsection 5.4(1) of the Rule provides that only related party transactions described in paragraphs (a) to (g) of the definition of related party transaction are subject to the formal valuation requirement.

The Corporation is exempt from the minority approval requirement of the Rule in respect of the Loan Facilities pursuant to paragraph 7 of subsection 5.7(1) of the Rule because such loans are on reasonable commercial terms that are not less advantageous to the Corporation than if such facilities were obtained from an arm's length third party. Further, advances under such loans are not convertible into, or repayable in, equity or voting securities of the Corporation or any of its subsidiaries. In the case of the amendment to the Gulfstream Construction Loan, such transaction is exempt from the minority approval requirement of the Rule pursuant to paragraph 2 of subsection 5.7(1) of the Rule because neither the fair market value of the subject matter of, nor the fair market value of the consideration for, such loan exceeds 25% of the Corporation's market capitalization. The Loan Transactions are similarly exempt from the formal valuation and minority requirements of Policy Q-27 of the Autorité des marches financiers ("Policy Q-27").

Prior Valuation

To the knowledge of the Corporation and its directors and senior officers, there are no prior valuations (as such term is defined in the Rule and Policy Q-27) that relate to or are otherwise relevant to the Loan Transactions.

Closing/Timing of Announcement

It is expected that the Loan Transactions will be closed within the next week, provided that, in the case of the Remington Construction Loan, and the Remington guarantee of the Gulfstream Construction Loan, the loan documents will be held in escrow pending regulatory approval. The Loan Transactions were announced less than 21 days before the expected closing, and the material change report filed today with Canadian securities regulatory authorities has been filed less than 21 days before the expected closing. In the Corporation's view, this is both reasonable and necessary in the circumstances because the negotiations and necessary Board of Directors and Special Committee deliberations were not completed until July 21, 2005 and the Corporation requires timely access to the funds which will be made available.

A copy of the term sheet for the Bridge Loan is attached hereto as Exhibit 99.1 to this Report on Form 8-K and is hereby incorporated by reference.

A copy of the term sheet for the Remington Construction Loan is attached hereto as Exhibit 99.2 to this Report on Form 8-K and is hereby incorporated by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

  (a)
  The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03(a).

Item 2.05.    Costs Associated with Exit or Disposal Activities

  (a)
  The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.05(a).

  (b)
  At this time, the Registrant is unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of this Item 2.05. As permitted by Item 2.05 of Form 8-K, the Registrant will file an amendment to this Report on Form 8-K under Item 2.05 within four business days after the Registrant's determination of such estimates or range of estimates.

Item 7.01.    Regulation FD Disclosure

A copy of the press release dated July 22, 2005 issued by the Registrant in connection with the matters described in Item 1.01 is furnished as Exhibit 99.3 to this Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

  (c)
  Exhibits

Exhibit 99.1	Term Sheet for Bridge Loan between the Registrant and MI Developments Inc. dated as of July 21, 2005.
Exhibit 99.2	Term Sheet for Remington Construction Loan between the Registrant and MI Developments Inc. dated as of July 21, 2005.
Exhibit 99.3	Copy of the Registrant's press release dated July 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
July 22, 2005	by:	/s/ BLAKE S. TOHANA Blake S. Tohana Executive Vice-President and Chief Executive Officer

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SIGNATURES